Exhibit 10.2

TRANSITION AGREEMENT

 This Transition Agreement (this “Agreement”) is made and entered into this 5th day of September, 2014 (the “Effective Date”) by and between NTN Buzztime, Inc., a Delaware corporation (the “Company”) and Kendra S. Berger (“Ms. Berger”).

RECITALS

   WHEREAS, Ms. Berger has served as Chief Financial Officer of the Company;

WHEREAS, Ms. Berger will be transitioning from the Company; and

      WHEREAS, the Company desires to secure Ms. Berger’s continued service until December 31, 2014 to allow for the timely completion of her current assignments and to allow for an appropriate transition of duties.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows.

1. Continued Services. Ms. Berger agrees to provide transition services from the Effective Date until December 31, 2014, or such later date as is mutually agreed upon in writing by the Company and Ms. Berger. For her services during September 2014, the Company will pay Ms. Berger $20,000. For her services during October, November and December 2014, the Company will pay Ms. Berger $15,000 per month. The foregoing payments will be made in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments.

Additionally, provided that Ms. Berger elects continued insurance coverage pursuant to COBRA in a timely manner, the Company will reimburse Ms. Berger for a period of four months an amount equal to the difference between the amount of the COBRA premiums actually paid by Ms. Berger each such month and the amount of the most recent premium paid by her immediately prior to the date her employment terminated for health insurance benefits that we offered.

2. Confidentiality and Work for Hire. Ms. Berger acknowledges and reaffirms all of her obligations as set forth in the Confidentiality and Work for Hire Agreement executed on September 5, 2014 that are intended to continue to survive the termination of her employment with the Company, and agrees that such continuing obligations will survive after execution of this Agreement.

3. Release of Claims and General Release. In consideration of the benefits provided for in this Agreement, which Ms. Berger acknowledges she would not otherwise be entitled to receive, Ms. Berger hereby releases the Company, as well as its affiliates, parents, subsidiaries, successors and assigns, and each of their officers, directors, employees, agents and insurers (hereafter collectively, the "Released Parties"), from any and all legal claims and causes of action whether accrued or unaccrued, whether known or unknown, whether statutory, common law, or otherwise (“Claims”), arising at any time, up to and including, the Effective Date, that Ms. Berger may have against any of the Released Parties, including, without limitation, all claims arising from or relating to her employment with the Company, the terms and conditions of such employment, her separation of employment and the manner thereof, or any restrictions, express or implied, on the right of the Company to terminate her employment, and any actions contemplated or authorized by this Agreement. Such released claims shall include, without limitation, and only by way of example, all claims of discrimination based upon any protected characteristic (e.g. age, race, sex, national origin, religion, disability, and veteran’s status), including, without limitation, all claims arising under federal or state law, and all claims arising under the California Labor Code, to the extent that the release of such claims is permissible by law. Ms. Berger further understands that nothing in this Agreement affects her right to indemnification pursuant to California Labor Code section 2802, or her right to file a claim or charge with a governmental agency as may be permitted by law.

Ms. Berger acknowledges and agrees: (a) that the foregoing release-of-claims provision applies not only to claims covered by this provision that are presently known, suspected, or disclosed to Ms. Berger, but also to claims covered by the provision that are presently unknown, unsuspected, or undisclosed to Ms. Berger; and (b) that she is aware of the provisions of Section 1542 of the California Civil Code ("Code") regarding the effect of this Agreement on the release of unknown, unsuspected, and undisclosed claims, and freely, voluntarily, and knowingly waive Section 1542 of the Code. Section 1542 of the Code provides:

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A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Notwithstanding anything to the contrary herein, this release of claims excludes, and Ms. Berger does not waive, release or discharge, (i) any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency, although Ms. Berger waives any right to monetary relief related to such a charge or administrative complaint; (ii) claims which cannot be waived by law, such as claims for unemployment benefit rights and workers' compensation (iii) indemnification rights Ms. Berger has against the Company; and (iv) any rights to vested benefits, such as pension or retirement benefits.

(b) Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Ms. Berger in this Agreement, Ms. Berger hereby irrevocably and unconditionally fully and forever waive, release and discharge the Released Parties from any and all Claims, whether known or unknown, from the beginning of time to the date of Ms. Berger's execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, Ms. Berger hereby acknowledges and confirms that: (i) Ms. Berger has read this Agreement in its entirety and understands all of its terms; (ii) Ms. Berger has been advised of and has availed herself of her right to consult with her attorney prior to executing this Agreement; (iii) Ms. Berger knowingly, freely and voluntarily assents to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release and covenants contained herein; (iv) Ms. Berger is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which she is otherwise entitled; (v) Ms. Berger was given at least 21 days to consider the terms of this Agreement and consult with an attorney of her choice, although she may sign it sooner if desired; (vi) Ms. Berger understands that she has seven days from the date she signs this Agreement to revoke the release in this paragraph by delivering notice of revocation to the Chief Executive Officer of the Company by e-mail or overnight delivery before the end of such seven-day period; and (vii) Ms. Berger understands that the release contained in this paragraph does not apply to rights and claims that may arise after the date on which the Ms. Berger signs this Agreement.

4. Assignment. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

5. Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

6. Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

7. Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.

8. Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

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9. Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

10. Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

11. Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

12. Acknowledgment of Full Understanding. MS. BERGER ACKNOWLEDGES AND AGREES THAT SHE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT, AND THAT SHE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HER CHOICE BEFORE SIGNING THIS AGREEMENT. MS. BERGER FURTHER ACKNOWLEDGES THAT HER SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE RELEASED PARTIES FROM ANY AND ALL CLAIMS EXCEPT AS SET FORTH HEREIN.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

Kendra S. Berger /s/ Kendra Berger Date: September 5, 2014	NTN Buzztime, Inc. By /s/ Jeff Berg Title CEO

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